NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE ON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES (COLLECTIVELY, THE “ACTS”).  THE SECURITIES MAY NOT BE SOLD, DISTRIBUTED, OFFERED, PLEDGED, ENCUMBERED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF THE FOLLOWING: (1) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACTS COVERING THE TRANSACTION, (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACTS, OR (3) THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

CHINA HOUSING & LAND DEVELOPMENT, INC.

AMENDED AND RESTATED
5% SENIOR SECURED CONVERTIBLE NOTE
Due:  January 28, 2013

US$ _____	June , 2010

For value received, the undersigned, China Housing & Land Development, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of __________ (together with its successors and assigns, the “Holder”), at its principal office in the City of _____, Minnesota, the principal sum of _____ Million Dollars and no cents (US$_____) (the “Face Amount”) in lawful money of the United States on January 28, 2013 (the “Maturity Date”), together with interest thereon (calculated with reference to the applicable currency exchange rates), as more fully provided below.

This Amended and Restated 5% Senior Secured Convertible Note (the “Convertible Note”) shall bear interest at a rate of 5% per annum (computed based on the actual days elapsed in a period of 360 days) of the RMB Notional Principal Amount, payable quarterly in arrears in lawful money of the United States (“U.S. Dollars”) on the first business day of each calendar quarter and on the Maturity Date, in each case in an amount equal to the amount of such interest as expressed in RMB multiplied by the US$/RMB Exchange Rate as of the applicable Interest Exchange Rate Determination Date.

As used herein:

“Interest Exchange Rate Determination Date” means, with respect to any interest accrued hereunder, the earlier of (a) the 45th calendar day of the quarter with respect to which such interest accrued (or, if such day is a Saturday or Sunday or a regularly-scheduled bank holiday in Beijing, People’s Republic of China (any day that is not such a day being referred to herein as a “Beijing Business Day”), the next succeeding Beijing Business Day) and (b) the fifth Beijing Business Day preceding the Maturity Date or other applicable date fixed for payment of the such interest or, in the absence of such a date, the fifth Beijing Business Day preceding the date on which such payment is made.

“RMB Notional Principal Amount” means, as of a specified date, an amount of RMB equal to the product of (a) an amount of U.S. Dollars equal to (i) the Face Amount hereof, minus (ii) the aggregate amount of any prior partial payments of principal or redemptions hereof, minus (iii) the aggregate amount of any portions of the Face Amount previously converted into Common Stock of the Company, times (b) the RMB/US$ Exchange Rate as of the Closing Date.

“RMB/US$ Exchange Rate” means, as of any date of determination, the RMB/U.S. Dollar official fixing rate, expressed as the amount of RMB per one U.S. Dollar, for settlement in two business days reported by the People’s Bank of China, Beijing, People’s Republic of China, that appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 a.m. Beijing time on such date (or, if on such date it is not possible to obtain such rate for such date, the RMB/U.S. Dollar exchange rate as of such date as determined by and in the discretion of the Investors taking into account one or more sources selected by the Investors in the Investors’ discretion).

“US$/RMB Exchange Rate” means, as of any date of determination, the inverse of the RMB/US$ Exchange Rate with respect to such date.

This Convertible Note has been issued under the terms and provisions of a Securities Purchase Agreement dated as of January 28, 2008, among the Company and the Investors named on the signature pages thereto, as amended by a First Amendment dated May __, 2010 (as so amended and as hereafter amended, restated or otherwise modified, the “Purchase Agreement”).  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Purchase Agreement.

Upon the occurrence of any one or more of the Events of Default specified in Article VIII of the Purchase Agreement, all amounts then remaining unpaid on this Convertible Note, including any accrued but unpaid interest, may be declared to be or shall become immediately due and payable as provided in the Purchase Agreement.

No pre-payment of any of the Face Amount of this Convertible Note may be made at the option of the Company except as provided in paragraph 8 hereof.

All payments hereunder shall be made in U.S. Dollars, free and clear of and without reduction for any taxes as set forth in Section 1.6 of the Purchase Agreement.

This Convertible Note is subject to the following additional provisions, terms and conditions:

1.            Right to Convert.

(a)           Subject to paragraph 3 hereof, up to the lesser of (i) US$ _____ **[INSERT AMOUNT EQUAL TO 45% OF THE FACE AMOUNT] of this Convertible Note and (ii) 100% of the outstanding principal amount of this Convertible Note shall be convertible at the option of the Holder, in whole or from time to time in part, at any time prior to the Maturity Date into such number of fully paid and non-assessable shares of Common Stock of the Company as is determined by dividing the principal amount of this Convertible Note that is being converted by US$5.57 per share (the “Initial Conversion Price”).

(b)           In addition to the rights of the Holder under paragraph 1(a), subject to paragraph 3 hereof, up to the lesser of (i) US$_____ **[INSERT AMOUNT EQUAL TO 55% OF THE FACE AMOUNT] of this Convertible Note and (ii) 100% of the outstanding principal amount of the Convertible Note shall be convertible at the option of the Holder in whole or in part, at any time prior to the Maturity Date into such number of fully paid and non-assessable shares of Common Stock of the Company as is determined by dividing the principal amount of this Convertible Note that is being converted by the Initial Conversion Price.  The rights of the Holder under this paragraph 1(b) will expire on the date that is 5 business days following the date the post effective amendment referred to in paragraph 5 of the First Amendment dated May __, 2010 to the Purchase Agreement has been declared effective and the Company has given written notice thereof to the Holder unless by the end of such 5 business day period the Holder and its affiliates have converted in the aggregate at least 55% of the aggregate Face Amount of Convertible Notes held by the Holder and its affiliates into Common Stock of the Company.

(c)           The rights to convert this Convertible Note under paragraphs 1(a) and 1(b) are separate and independent rights, and the conversion of this Convertible Note under one such paragraph shall not reduce the amount that may be converted under the other paragraph.  Until such time as this Convertible Note is converted or paid off, the Initial Conversion Price is subject to adjustment as hereinafter provided, except that if the Company exercises its option to redeem the Convertible Note as provided for in paragraph 8 below (and payment is made or provided for on the proposed redemption date), then only the portion of the Convertible Note that was not redeemed may be converted.

2.            Conversion Procedure.

(a)           Before any holder of this Convertible Note shall be entitled to convert the same into shares of Common Stock, such holder shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the portion of the principal amount being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The portion of this Convertible Note so converted shall be deemed to have been so converted on the day of such notice in accordance with the foregoing provisions, and at such time the rights of the holder as to the portion of this Convertible Note to be converted, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the Common Stock of the Company issuable upon conversion.  Within five business days of the conversion date, the Company or its transfer agent shall issue a certificate or certificates for the number of full shares of Common Stock issuable upon conversion.

(b)           Upon receipt of a certificate or certificates for the number of full shares of Common Stock issuable upon conversion as herein provided, this Convertible Note shall no longer be deemed to be outstanding as to the portion so converted and all rights with respect to the converted portion of this Convertible Note shall immediately cease and terminate other than the right of the Holder to receive Common Stock in exchange therefor.

3.            Initial Conversion Price Adjustments of Convertible Note for Certain Dilutive Issuances, Splits and Combinations.

The Initial Conversion Price of the Convertible Note shall be subject to adjustment from time to time as follows:

 (i)           Upon each adjustment of the conversion price, the holder of this Convertible Note shall thereafter be entitled to receive the number of shares obtained by multiplying the conversion price in effect immediately prior to such adjustment by the number of shares issuable pursuant to conversion immediately prior to such adjustment, and dividing the product thereof by the conversion price resulting from such adjustment.

(ii)           If at any time, the Company shall issue or sell any shares of its Common Stock or Convertible Securities (as hereinafter defined) for a consideration per share less than the conversion price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the conversion price shall be reduced to such lesser price.

(iii)          For the purposes of paragraph (ii), the following provisions (A) to (E), inclusive, shall also be applicable:

(A)          In case at any time, the Company shall grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, (aa) Common Stock or (bb) any obligations or any shares of stock of the Company which are convertible into or exchangeable for Common Stock (any of such obligations or shares of stock being hereinafter called “Convertible Securities”) whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (aa) the total amount, if any, received or receivable by the Company as consideration for the granting of such rights or options (determined in accordance with clause (C) below), plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of such rights or options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (bb) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the conversion price in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to have been issued for such price per share.  Except as provided in paragraph (vi) below, no further adjustments of the conversion price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(B)          In case the Company shall issue or sell (whether directly or by assumption in a merger or otherwise), any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (aa) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities (determined in accordance with clause (C) below), plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (bb) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the conversion price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that (x) except as provided in paragraph (vi) below, no further adjustments of the conversion price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (y) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (iii), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(C)          In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Company in connection therewith.  In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Company, without deducting therefrom of any expenses incurred or any underwriting commissions, discounts or concessions paid or allowed by the Company in connection therewith.  In case any shares of Common Stock or Convertible Securities or any rights or options to purchase such Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value as determined in good faith by the Board of Directors of the Company of such portion of the assets and business of the non-surviving corporation or corporations as such Board shall determine to be attributable to such Common Stock, Convertible Securities, rights or options, as the case may be.  In the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any other corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the conversion price, the determination of the number of shares of Common Stock issuable upon conversion immediately prior to such merger, conversion or sale, for purposes of paragraph (vii) below, shall be made after giving effect to such adjustment of the conversion price.

(D)          In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (aa) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities, or in any rights or options to purchase any Common Stock or Convertible Securities, or (bb) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such rights of subscription or purchase, as the case may be.

(E)          The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this paragraph (iii).

(iv)          In case the Company shall (A) declare a dividend upon the Common Stock payable in Common Stock (other than a dividend declared to effect a subdivision of the outstanding shares of Common Stock, as described in paragraph (v) below) or Convertible Securities, or in any rights or options to purchase Common Stock or Convertible Securities, or (B) declare any other dividend or make any other distribution upon the Common Stock payable otherwise than out of earnings or earned surplus, then thereafter the holder of this Convertible Note upon the conversion hereof will be entitled to receive the number of shares of Common Stock to which such holder shall be entitled upon such conversion, and, in addition and without further payment therefor, (1) each dividend described in clause (A) above and (2) each dividend or distribution described in clause (B) above which such holder would have received by way of dividends or distributions if continuously since such holder became the record holder of this Convertible Note such holder (A) had been the record holder of the number of shares of Common Stock then received, and (B) had retained all dividends or distributions in stock or securities (including Common Stock or Convertible Securities, and any rights or options to purchase any Common Stock or Convertible Securities) payable in respect of such Common Stock or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Stock.  For the purposes of the foregoing, a dividend or distribution other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution as determined by the Board of Directors of the Company.

(v)           In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the conversion price in effect immediately prior to such combination shall be proportionately increased.

(vi)          If (A) the purchase price provided for in any right or option referred to in clause (A) of paragraph (iii), or (B) the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities referred to in clause (A) or clause (B) of paragraph (iii), or (C) the rate at which any Convertible Securities referred to in clause (A) or clause (B) of paragraph (iii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the conversion price then in effect shall forthwith be increased or decreased to such conversion price which would have obtained had the adjustments made upon the issuance of such rights, options or Convertible Securities been made upon the basis of (A) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities, and the total consideration received therefor, and (B) the issuance at the time of such change of any such options, rights or Convertible Securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price; and on the expiration of any such option or right or the termination of any such right to convert or exchange such Convertible Securities, the conversion price then in effect hereunder shall forthwith be increased to such conversion price which would have obtained had the adjustments made upon the issuance of such rights or options or Convertible Securities been made upon the basis of the issuance of the shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights or options or upon the conversion or exchange of such Convertible Securities.  If the purchase price provided for in any such right or option referred to in clause (A) of paragraph (iii) or the rate at which any Convertible Securities referred to in clause (A) or clause (B) of paragraph (iii) are convertible into or exchangeable for Common Stock shall decrease at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Security, the conversion price then in effect hereunder shall forthwith be decreased to such conversion price as would have obtained had the adjustments made upon the issuance of such right, option or Convertible Securities been made upon the basis of the issuance of (and the total consideration received for) the shares of Common Stock delivered as aforesaid.

(vii)         If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holder hereof shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Convertible Note and in lieu of the shares of the Common Stock of the Company immediately theretofore receivable upon conversion hereof, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon conversion hereof had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the holder of this Convertible Note to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion price and of the number of shares issuable upon the conversion of this Convertible Note) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion hereof.  The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed to the registered holder hereof at the last address of such holder appearing on the books of the Company, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

(viii)        Upon any adjustment of the conversion price, then and in each such case the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holder of this Convertible Note at the address of such holder as shown on the books of the Company, which notice shall state the conversion price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of this Convertible Note, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(ix)         In case any time:

(1)         the Company shall declare any cash dividend on its Common Stock at a rate in excess of the rate of the last cash dividend theretofore paid;

(2)         the Company shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the holders of its Common Stock;

(3)         the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(4)         there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

(5)         there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of said cases, the Company shall give written notice, by first-class mail, postage prepaid, addressed to the registered holder of this Convertible Note at the address of such holder as shown on the books of the Company, of the date on which (aa) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (bb) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be.  Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.  Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.

(x)          No fractional shares of Common Stock shall be issued upon the conversion of this Convertible Note, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock as of the close of business on the date of the notice required by paragraph 2 above.  “Market price” for purposes of this paragraph (x) shall mean, if the Common Stock is traded on a securities exchange or on NASDAQ, the closing price of the Common Stock on such exchange or NASDAQ, or, if the Common Stock is otherwise traded in the over-the-counter market, the closing bid price, in each case averaged over a period of 20 consecutive business days prior to the date as of which “market price” is being determined.  If at any time the Common Stock is not traded on an exchange or NASDAQ, or otherwise traded in the over-the-counter market, the “market price” shall be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Company as of a date which is within 15 days of the date as of which the determination is to be made.

(xi)         As used herein, the term “Common Stock” shall mean and include the Company’s presently authorized Common Stock and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided that the shares issuable upon conversion of this Convertible Note shall include shares designated as Common Stock of the Company on the date of original issue of this Convertible Note or, in the case of any reclassification of the outstanding shares thereof, the stock, securities or assets provided for in paragraph (vii) above.

(xii)        If any event occurs as to which in the opinion of the Board of Directors of the Company the other provisions of this paragraph 3 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holder of this Convertible Note or of Common Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid.

4.            Change in Control Put Option.

(a)           In the event of a Change in Control (as hereinafter defined) of the Company, the holder hereof shall have the option (the “Change in Control Put Option”) to require that this Convertible Note be redeemed by the Company in whole (but not in part), at 100% of the outstanding principal amount, plus all unpaid interest accrued thereon to the redemption date.

The Company shall give the holder of this Convertible Note written notice of such impending transaction not later than 20 days prior to the shareholders’ meeting of the Company called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction.  The first of such notices shall give the proposed effective date of the transaction (the “Effective Date”) and shall describe the material terms and conditions of the transaction and of this paragraph 4(a) (including, without limiting the generality of the foregoing, a description of the value of the consideration, if any, being offered to the holders of the outstanding securities of the Company), and the Company shall thereafter give such holder prompt notice of any material changes to such terms and conditions.  Notwithstanding anything to the contrary herein, the outstanding principal amount of this Convertible Note may not be pre-paid following the delivery of the first notice delivered pursuant to this Section 4(a) except in an amount equal to 100% of the then unpaid principal amount.  The transaction shall in no event take place sooner than 20 days after the mailing by the Company of the first notice provided for herein or sooner than 10 days after the mailing by the Company of any notice of material changes provided for herein.

Any election to exercise the Change in Control Put Option shall be made by the holder hereof giving written notice thereof to the Company at least two days before the Effective Date (if no such notice is given, the provisions of paragraph 3(vii) shall apply).  Upon receipt of such notice, the Company shall, on the Effective Date, redeem this Convertible Note in whole (but not in part) at 100% of the outstanding principal amount, plus all unpaid interest accrued thereon to the Effective Date.

For purposes of this Convertible Note, a “Change in Control” of the Company shall be deemed to occur if any of the following occur:

(i)            Approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company or a statutory exchange of outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and shares of the Company immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation that is the issuer of such securities held by the shareholders of the Company after such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and shares of the Company, as the case may be;

(ii)           Approval by the shareholders of the Company of (x) a complete liquidation or dissolution of the Company or (y) the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions); or

(iii)          the Company shall cease to own 100% of the outstanding Capital Stock of Xinxing.

(b)          Nothing hereinabove set forth in this paragraph 4 shall affect in any way the right of the holder of this Convertible Note to convert this Convertible Note at any time and from time to time in accordance with paragraph 1 hereof.

(c)           In the event that the holder hereof fails to exercise its Change in Control Put Option as provided for herein within 20 days after the Effective Date, then the Change in Control Put Option shall be deemed to be null and void, and the holder hereof shall be deemed to have irrevocably waived its right to exercise the Change in Control Put Option and the Change in Control Put Option shall be of no further force or effect.

5.            Required Prepayments.  The Company shall prepay the Convertible Notes in an amount equal to 100% of the proceeds from (i) any sale of any collateral, (ii)  any insurance proceeds arising from the any damage or destruction of any collateral, and (iii) any proceeds from any condemnation or other taking of any collateral.  All such prepayments shall be applied to all Convertible Notes, pro rata, based on the respective Face Amounts thereof.

6.            Other Agreements.  The Company covenants and agrees that the holder of this Convertible Note shall have the rights of an Investor under the Purchase Agreement and Registration Rights Agreement, each dated as of January 28, 2008 among the Company and the Investors named on the signature pages thereto.  This Convertible Note shall be secured by the Security Documents.

7.            Restrictions Upon Conversion.  The Holder shall not have the right to exercise this Convertible Note, to the extent that after giving effect to such exercise, the Holder (together with its affiliates) would beneficially own in excess of 9.99% of the shares of the Common Stock outstanding immediately after giving effect to such exercise.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Convertible Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unconverted portion of this Convertible Note beneficially owned by the Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by the Holder and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Convertible Note, in determining the number of outstanding shares of Common Stock the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall, within three business days, confirm orally or in writing to the Investor the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The restriction described in this paragraph 7 may not be revoked.

8.            Company Call Option.

(a)           At any time, the Company shall have the option (the “Call Option”) to redeem at par, in its sole and absolute discretion (in whole or in part), up to an amount equal to (i) 55% of the Face Amount of this Convertible Note, less (ii) any principal previously converted into Common Stock pursuant to paragraph 1(b) (the “Redemption Amount”).  To make such prepayment, the Company must give written irrevocable notice to the holder hereof of its intent to redeem the Convertible Note not later than 20 days prior to the date fixed by the Company to redeem the Convertible Note (the “Call Option Redemption Date”).  The Redemption Amount and any unpaid interest accrued thereon as of the Call Option Redemption Date shall become due and payable on the Call Option Redemption Date.  All redemptions pursuant to this paragraph 8 shall be applied to all Convertible Notes, pro rata, based on the respective Face Amounts thereof.

(b)           Nothing hereinabove set forth shall affect in any way the right of the holder of this Convertible Note to convert this Convertible Note at any time and from time to time in accordance with paragraph 1 hereof.

9.            Mandatory Conversion.  Subject to the limitations of paragraph 7 and provided that the registration statement referred to in Article II of the Registration Rights Agreement is effective, the holder of this Convertible Note shall be required, at the option of the Company (i) to convert pursuant to paragraph 1(a) US$______ **[INSERT AMOUNT EQUAL TO 22.5% OF THE FACE AMOUNT], less any amounts previously converted pursuant to paragraph 1(a), of this Convertible Note into Common Stock if the VWAP exceeds US$10.00 for any 30-day period after the effective day of the registration statement and on or prior to the date of such conversion the Company has prepaid pursuant to paragraph 8(a) at least 27.5% of the Face Amount of this Convertible Note, and (ii) to convert pursuant to paragraph 1(a) US$_______ **[INSERT AMOUNT EQUAL TO 45% OF THE FACE AMOUNT], less any amounts previously converted pursuant to paragraph 1(a), of this Convertible Note into Common Stock if at least 180 days after any conversion pursuant to clause (i) VWAP exceeds US$12.00 for any 30-day period and the Company has prepaid pursuant to paragraph 8(a) at least 55% of the Face Amount of this Convertible Note.

10.          Miscellaneous.

(a)           The Company will not, by amendment of its articles or certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Convertible Note, but will at all times in good faith assist in the carrying out of all such items and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder hereof against dilution or other impairment.  Without limiting the generality of the foregoing, the Company will not increase the par value of any shares of stock receivable on the conversion of this Convertible Note above the amount payable therefor on such conversion.

(b)           This Convertible Note shall be governed and construed according to the laws of the State of New York without giving effect to the choice of laws provisions thereof.  All disputes, differences, controversies and claims arising out of or relating to this Convertible Note shall be resolved in accordance with Section 11.17 of the Purchase Agreement.

(c)           If this Convertible Note is lost, stolen, mutilated or destroyed, the Company shall, upon the making of an affidavit of the fact that the person claiming the Warrant to be lost, stolen, mutilated or destroyed and on such terms as to indemnity or otherwise as the Company may reasonably impose (which shall, in the case of a mutilated Convertible Note, include the surrender thereof), issue a new Convertible Note of like denomination and tenor as the Convertible Note so lost, stolen, mutilated or destroyed

11.          Amendment and Restatement.  This Convertible Note amends and restates that certain $_______ Convertible Note dated January 28, 2008 of the Company payable to the Holder (the “Original Convertible Note”), and does not constitute a novation, repayment and reborrowing, or termination of the obligations under the Original Convertible Note.  The obligations under the Original Convertible Note are in all respects continuing as amended and restated hereby.

[signature page follows]

CHINA HOUSING & LAND
DEVELOPMENT, INC.

By:
Name:
Title:

[signature page to convertible note]

[FORM OF CONVERSION NOTICE]

The undersigned owner of the 5% Senior Secured Convertible Note due January 28, 2013 (the “Convertible Note”) in the Face Amount of $______________ issued by China Housing & Land Development, Inc. (the “Company”) hereby irrevocably exercises its option to convert  pursuant to [Circle either (a) or (b)] (a) paragraph 1(a) of the Convertible Note or (b) paragraph 1(b) of the Convertible Note US$____________ principal amount of the Convertible Note into shares of the common stock, US$.01 par value, of the Company (“Common Stock”), in accordance with the terms of the Convertible Note. The undersigned hereby instructs the Company to convert the portion of the Convertible Note specified above into shares of Common Stock issued at the conversion price in accordance with the provisions of Paragraph 3 of the Convertible Note.  The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below.  All capitalized terms used and not defined herein have the respective meanings assigned to them in the Convertible Note.

By delivering this conversion notice, the undersigned owner represents and warrants that it does not now, nor after giving effect to this conversion will it, beneficially own in excess of 9.99% of the outstanding shares of Common Stock of the Company, calculated pursuant to the provisions of Paragraph 7 of the Convertible Note.

Date _______________

Signature: ______________________________________________________________
                                    [Name]

Address:

_______________________________________________________________________

_______________________________________________________________________